Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE: DOMESTIC DRYWALL ANTITRUST LITIGATION	MDL No. 2437 13-MD-2437
THIS DOCUMENT RELATES TO: ALL DIRECT PURCHASER ACTIONS

SETTLEMENT AGREEMENT
This Settlement Agreement (“Settlement Agreement”) is made and entered into this 11th day of February, 2015 (the “Execution Date”), by and between USG Corporation, United States Gypsum Company and L&W Supply Corporation (collectively, “USG”) and the Direct Purchaser Plaintiffs (“Plaintiffs”), individually and on behalf of a class of direct purchasers of Wallboard, as defined below.
WHEREAS, Plaintiffs allege that USG participated in a conspiracy to raise, fix, maintain, or stabilize prices and to terminate the use of job quotes for Wallboard in violation of Section 1 of the Sherman Act; and
WHEREAS, USG denies Plaintiffs’ allegations and has asserted defenses to Plaintiffs’ claims; and
WHEREAS, arm’s-length settlement negotiations have taken place between Plaintiffs’ Interim Co-Lead Counsel and counsel for USG, and this Settlement Agreement has been reached as a result of those negotiations; and
WHEREAS, the action will continue against the Non-USG Defendants; and

WHEREAS, Plaintiffs have conducted an investigation into the facts and the law regarding the claims asserted in the Direct Purchaser action pending in the United States District Court for the Eastern District of Pennsylvania, MDL Docket No. 2437, Civil Action No. 13-MD-2437 (the “Action”), including analysis of over 2.5 million pages of documents produced by USG and other Defendants in the Action and numerous depositions of USG and other Defendants, and have concluded that a settlement with USG according to the terms set forth below is fair, reasonable and adequate and in the best interest of Plaintiffs and the Settlement Class Members; and
WHEREAS, USG believes that it is not liable for the claims asserted and has good defenses to Plaintiffs’ claims, but nevertheless has decided to enter into this Settlement Agreement in order to avoid further expense, inconvenience, and the distraction of burdensome and protracted litigation and to obtain the releases, orders and judgment contemplated by this Settlement Agreement, and to put to rest with finality all claims that Plaintiffs have or could have asserted against the Releasees, as defined below; and
WHEREAS, USG, in addition to a cash payment, has agreed to cooperate with Plaintiffs as set forth in this Settlement Agreement.
NOW, THEREFORE, in consideration of the agreements and releases set forth herein and other good and valuable consideration, and intending to be legally bound, it is agreed by and between USG and the Plaintiffs that the Action be settled, compromised, and dismissed with prejudice as to USG only, without costs to Plaintiffs, the Settlement Class Members or USG except as provided for herein, subject to the approval of the Court, on the following terms and conditions:

A.	Definitions
The following terms, as used in this Settlement Agreement, have the following meanings:
1.“Court” means the U.S. District Court for the Eastern District of Pennsylvania.

2.“Defendants” means CertainTeed Gypsum, Inc., USG Corporation, United States Gypsum Company, New NGC, Inc., Lafarge North America, Inc., Eagle Materials Inc., American Gypsum Company LLC, PABCO Building Products, LLC, and TIN, Inc.
3.“Final Approval” means that the approval of the Settlement Agreement by the District Court has become final, either by exhaustion of any time for a Settlement Class Member who has properly and timely objected to the Settlement to appeal such approval, with no appeal being filed, or by completion of any appeals filed by Settlement Class Members which appeals have been resolved to uphold the Settlement.
4.“Wallboard” means panel products consisting of a gypsum core with a paper surfacing on the face and back.
5.“Interim Co-Lead Counsel” means the following law firms:
Berger & Montague, P.C.
1622 Locust Street
Philadelphia, PA 19103

Cohen Milstein Sellers & Toll PLLC
1100 New York Ave., N.W., Suite 500
Washington, DC 20005

Spector Roseman Kodroff & Willis, P.C.
1818 Market Street, Suite 2500
Philadelphia, PA 19103

6.“Measurement Period” means the period beginning on January 1, 2012 and ending on January 31, 2013.
7.“Non-USG Defendants” means Defendants other than USG.
8.“Opt-Out Purchasers” means members of the Settlement Class who have timely exercised their rights to be excluded from the Settlement Class.

9.“Opt-Out Percentage” means for the Settlement Class, the aggregate Purchased Percentage of Opt-Out Purchasers.
10.“Plaintiffs” means Sierra Drywall Systems, Inc., Janicki Drywall, Inc., New Deal Lumber & Millwork Co., and Grubb Lumber Co., Inc.
11.“Purchased” means Wallboard that was invoiced during the relevant period as reflected in the transactional data and documents of USG and the Non-USG Defendants.
12.“Purchased Percentage” means for any member of the Settlement Class, the total dollar amount of Wallboard Purchased in the United States by such member of the Settlement Class from Defendants or their subsidiaries during the Measurement Period divided by the total dollar amount of Wallboard Purchased in the United States by all members of the Settlement Class from Defendants or their subsidiaries during such period.
13.“Releasees” means USG and all of its current and former parents; the predecessors, affiliates, assigns, successors, and subsidiaries of any of the above; and any officers, directors, agents, representatives, employees, attorneys, heirs, executors, and administrators of each of the foregoing. Releasees does not include any Defendant in the Action other than USG, including any Non-USG Defendants’ current and former parents, their predecessors, affiliates, assigns, successors, subsidiaries, attorneys, and their officers, directors, agents, representatives, and employees in their capacity associated solely with Non-USG Defendants and not in association with USG.
14.“Releasors” means Plaintiffs and the Settlement Class Members, including all of their past and present, direct and indirect parents, subsidiaries and affiliates, and their past and present directors, officers, employees, stockholders, attorneys, representatives, parents, subsidiaries, affiliates, partners, and assignees of any claim that is subject to the Release described in Paragraphs 29 and 30.

15.“Settlement” means the settlement of the Action contemplated by this Agreement.
16.“Settlement Amount” means $39,250,000 in United States currency.
17.“Settlement Class” means the class consisting of all persons or entities that purchased Wallboard in the United States directly from any of the Defendants or their subsidiaries from January 1, 2012 through November 30, 2014. Excluded from the Settlement Class are Defendants, the officers, directors and employees of any Defendant, the parent companies, subsidiaries and affiliates of any Defendant, the legal representatives and heirs or assigns of any Defendant, any federal governmental entities and instrumentalities of the federal government, any judicial officer presiding over the Action, and any member of his or her immediate family and judicial staff.
18.“Settlement Class Member” means a member of the Settlement Class who does not properly elect to be excluded from the Settlement Class.
19.“Settlement Class Period” means the period from and including January 1, 2012, to and including November 30, 2014.
20.“Settling Parties” means Plaintiffs and USG.
21.“USG” means USG Corporation, United States Gypsum Company, and L&W Supply Corporation.

B.	Stipulation to Class Certification
22.The parties to this Settlement Agreement hereby stipulate for purposes of this Settlement only that the requirements of Federal Rules of Civil Procedure 23(a) and 23(b)(3) are satisfied and, subject to Court approval, the Settlement Class defined in Paragraph 17 shall be certified for settlement purposes as to USG. The parties stipulate and agree to the conditional certification of the Settlement Class for purposes of this Settlement only.  Should, for whatever reason, the Settlement not receive Final Approval, the parties’ stipulation to class certification as part of the Settlement shall become null and void.  USG expressly reserves its rights to oppose class certification should this Settlement not be granted Final Approval.
23.Neither this Settlement Agreement, nor any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Settlement Agreement should be intended to be, construed as, or deemed to be evidence of an admission or concession by USG that a class should be or should have been certified for any purposes other than settlement, and none of them shall be admissible in evidence for any such purpose in any proceeding.

C.	Approval of this Settlement Agreement and Dismissal of the Action
24.The Settling Parties agree to make reasonable best efforts to take actions to expedite and conclude settlement negotiations, take all required steps to finalize the Settlement Agreement, and to effectuate this Settlement Agreement, including, but not limited to, seeking the Court’s approval of procedures (including the giving of class notice under Federal Rules of Civil Procedure 23(c) and (e), and scheduling a final fairness hearing) to obtain Final Approval of the Settlement and the final dismissal with prejudice of the Action as to USG and the Releasees.
25.Within fifteen (15) days of the Execution Date, Plaintiffs shall submit to the Court a motion, requesting that the Court preliminarily approve the Settlement and authorize dissemination of notice to the Settlement Class Members (the “Motion”). The Motion shall include: (a) a proposed form of order preliminarily approving the Settlement; (b) proposed forms of, and methods for, dissemination of notice to the Settlement Class Members; and (c) a proposed form of final judgment order. Plaintiffs and USG agree that notice of the Settlement as approved by the Court shall be mailed to persons and entities who have been identified by USG and the Non-USG Defendants, to the extent provided voluntarily or as ordered by the Court, as members of the Settlement Class. Notice of the Settlement shall also be published once in the LBM Journal and on a web site that is under the supervision of Interim Co-Lead Counsel. In their Motion, Plaintiffs shall seek an order from the Court requiring production from all Defendants of any additional data Plaintiffs deem necessary or appropriate to facilitate notice. If the Settlement is preliminarily approved by the Court, (i) within eighteen (18) calendar days of receipt of responsive information from Defendants, Plaintiffs shall provide mailed notice to the Settlement Class Members and (ii) Plaintiffs shall provide notice to the Settlement Class Members in the LBM Journal on the first available publication date on or after seven (7) days from the provision of individual mailed notice. Subject to Defendants’ prompt compliance with any Court order requiring production of additional data to facilitate notice and the lead time required for publication in the LBM Journal, Plaintiffs shall exercise reasonable efforts to mail and publish notice to the Settlement Class Members within sixty (60) days of preliminary approval of the Settlement.
26.Within ten (10) calendar days after the filing with the Court of this Settlement Agreement and the accompanying motion papers seeking its preliminary approval, USG shall cause notice of the Settlement Agreement to be served upon appropriate State and Federal officials as provided in the Class Action Fairness Act, 28 U.S.C. § 1715.
27.If the Settlement is preliminarily approved by the Court, Plaintiffs shall promptly seek final approval of the Settlement and entry of a final judgment order as to USG:

(a)	certifying the Settlement Class defined in Paragraph 17 under Federal Rule of Civil Procedure 23(b)(3), solely for purposes of this Settlement;

(b)
granting final approval of the Settlement as fair, reasonable, and adequate within the meaning of Rule 23(e) of the Federal Rules of Civil Procedure and directing the consummation of the Settlement according to its terms;

(c)	directing that, as to USG only, the Action be dismissed with prejudice and, except as provided for herein, without costs;

(d)
reserving exclusive jurisdiction over the Settlement and this Settlement Agreement, including the administration and consummation of this Settlement to the United States District Court for the Eastern District of Pennsylvania, Eastern Division; and

(e)	determining under Federal Rule of Civil Procedure 54(b) that there is no just reason for delay and directing entry of final judgment as to USG.

28.This Settlement Agreement shall become effective only when: (a) the Court has entered a final judgment order approving the Settlement set forth in this Settlement Agreement under Rule 23(e) of the Federal Rules of Civil Procedure and a final judgment dismissing the Action against USG with prejudice and without costs has been entered; and (b) the time for appeal or to seek permission to appeal from the Court’s approval of the Settlement and the entry of a final judgment has expired or, if appealed, approval of the Settlement and the final judgment have been affirmed in their entirety by the Court of last resort to which such appeal has been taken and such affirmance is no longer subject to further appeal or review (“Effective Date”); excluding, however, any appeal or other proceedings unrelated to this Settlement Agreement initiated by any Non-USG Defendant or any person or entity related to the Non-USG Defendant, and any such appeal or other proceedings shall not delay the Settlement Agreement from becoming final and shall not apply to this section; nor shall this section be construed as an admission that such parties have standing or other rights of objection or appeal with respect to this Settlement. It is agreed that neither the provisions of Federal Rule of Civil Procedure 60 nor the All Writs Act, 28 U.S.C. § 1651, shall be taken into account in determining the above-stated times.

D.	Releases, Discharge, and Covenant Not to Sue
29.Upon Final Approval and in consideration of payment of the Settlement Amount into the Escrow Account as specified in Paragraphs 32, 33, and 34 of this Settlement Agreement and in consideration of USG’s agreement to the cooperation obligations set forth in Section H of this Settlement Agreement, Releasees shall be fully, completely released, acquitted, and forever discharged by the Releasors from any and all claims, demands, actions, suits, injuries, and causes of action, damages of any nature, whenever or however incurred (whether actual, punitive, treble, compensatory, or otherwise) including, without limitation, costs, fees, expenses, penalties, and attorneys’ fees, whether class or individual, or otherwise in nature, that Releasors, or any of them, ever had, now has, or hereafter can, shall, or may have, directly, representatively, derivatively or in any other capacity against the Releasees or any of them, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, actual or contingent, liquidated or unliquidated, asserted or unasserted, whether in law or equity or otherwise based in whole or in part or arising out of or relating in any way to any conduct, act or omission of the Releasees (or any of them) prior to and including November 30, 2014, concerning any of the facts, occurrences, transactions, agreements, conspiracies, communications, announcements, notices or other matters alleged in the Action against USG that arise under any federal or state law, including, without limitation, the Sherman Act, 15 U.S.C. § 1 et seq., and any federal or state antitrust, unfair competition, unfair practices, price discrimination, unjust enrichment, unitary pricing or trade practice law, including but not limited to any causes of action asserted or that could have been or could still be alleged or asserted, in any class action complaints filed in this Action or related actions, which collectively includes, without limitation, any action transferred to this multidistrict litigation proceeding (the “Released Claims”). The release set forth in the preceding sentence shall be effective even if USG has not yet completed all of its cooperation obligations set forth in Section H of this Settlement Agreement. Provided, however, that nothing herein shall release: (a) any claims based upon indirect purchases of Wallboard brought by prospective members of any class of indirect purchasers (the “Indirect Purchaser Class”);

or (b) claims arising in the ordinary course of business for any product defect, breach of contract, product performance or warranty claims relating to Wallboard. Releasors shall not, after the Effective Date of this Agreement, seek to recover from any Releasee based, in whole or in part, upon any of the Released Claims or conduct at issue in the Released Claims. Released Claims do not include any claims arising out of the enforcement of this Settlement Agreement.
30.In addition to the provisions of Paragraph 29 of this Settlement Agreement, Releasors hereby expressly waive and release, upon the Effective Date of this Settlement Agreement, any and all provisions, rights, and benefits conferred by Section 1542 of the California Civil Code, which states:

CERTAIN CLAIMS NOT AFFECTED BY GENERAL RELEASE.
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR;

or by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. Each Releasor may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject of the provisions of Paragraph 29 of this Settlement Agreement, but each Releasor hereby expressly waives and fully, finally, and forever settles and releases, upon this Settlement Agreement becoming final, any known or unknown, suspected or unsuspected, contingent or non-contingent claim with respect to the subject matter of the provisions of Paragraph 29 of this Settlement Agreement, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts.

31.Upon Final Approval, USG shall be deemed to have fully released Plaintiffs and their directors, officers, employees and counsel from any claims relating to the institution or prosecution of the Action.

E.	Payment of the Settlement Amount
32.Within ten (10) business days of the entry of an order preliminarily approving the Settlement, USG will pay or cause to be paid by wire transfer $39,250,000 (i.e., the Settlement Amount) into a special interest bearing settlement escrow account or accounts, established for that purpose as a “qualified settlement fund” as defined in Section 1.468B-1(a) of the U.S. Treasury Regulations or other appropriate escrow account as agreed to by the parties (the “Escrow Account”). The escrow agent(s) shall be mutually selected by the Settling Parties. The Escrow Account shall be administered in accordance with the provisions of Section F of this Settlement Agreement.
33.As set forth in a separate agreement (“Confidential Side Letter”) executed between Interim Co-Lead Counsel and USG, the Settlement Amount may be reduced upon the occurrence of one or more conditions relating to Opt-Out Purchasers. Plaintiffs may attempt to obtain final rescission of any decision by an Opt-Out Purchaser to request exclusion.
34.In the event the Settlement Amount is to be reduced pursuant to Paragraph 33, USG’s total cash payment shall be reduced by 0.75% for each 1% by which the Settlement Amount is reduced. For example, if pursuant to Paragraph 33 the Settlement Amount is reduced by 20%, USG’s total cash payment would be reduced by 15% (0.75 x 20%). The remaining 0.25% for each 1% of sales represented by the Opt-Out Purchasers will be deposited into the Opt-Out Fee and Expense Account, to be paid to Plaintiffs’ counsel in consideration of their efforts on behalf of the Opt-Out Purchasers, upon approval by the Court of any such payment request. In the event the

Court does not approve Plaintiffs’ counsel’s payment request, the funds in the Opt-Out Fee and Expense Account shall be added to the Settlement Fund.

F.	The Settlement Fund
35.The Settlement Amount and any interest earned thereon shall be held in the Escrow Account and constitute the Settlement Fund. The Settlement Fund will include the full and complete cost of the settlement notice, claims administration, Settlement Class Members’ compensation, class representatives’ incentive awards, attorneys’ fees (as approved by the Court) and reimbursement of all actual expenses of the Action (as approved by the Court), any other litigation costs of Plaintiffs, and all applicable taxes, if any, assessable on the Settlement Fund or any portion thereof. In no event will USG’s liability with respect to the Settlement exceed $39,250,000.
36.From the Settlement Fund shall be paid the cost of settlement notice, claims administration, class representatives’ incentive awards, attorneys’ fees, reimbursement of all actual expenses of the Action, any other litigation costs of Plaintiffs, and all applicable taxes, if any. The amount of the Settlement Fund remaining after such deductions will be the “Net Settlement Amount.” The balance of the Net Settlement Amount shall be disbursed to Settlement Class Members as provided in a Plan of Allocation approved by the Court. The Settling Parties shall have the right to audit amounts paid from the Settlement Fund.

37.After preliminary approval of the Settlement, Interim Co-Lead Counsel may utilize a portion of the Settlement Fund to provide notice of the Settlement to potential members of the Settlement Class and for notice administration, without an order from the Court. If Plaintiffs settle with one (or more) other Defendants in the Action and notice of that settlement is included in the notice of the USG settlement, then the cost of such notice will be apportioned equally between (or among) the USG Settlement Fund and the other settling Defendant(s)’ settlement funds. The amount spent or accrued for notice and notice administration costs is not refundable to USG in the event the Settlement Agreement is disapproved, rescinded, or otherwise fails to become effective.
38.The Settlement Fund shall be invested in United States Government Treasury obligations or United States Treasury money market funds.
39.USG shall not have any responsibility, financial obligation, or liability whatsoever with respect to the investment, distribution, use, or administration of the Settlement Fund, including, but not limited to, the costs and expenses of such investment, distribution, use or administration except as expressly otherwise provided in this Settlement Agreement.
40.USG’s only payment obligation is to pay the Settlement Amount. USG shall not be liable for any costs, expenses, or fees of any of Plaintiffs’ respective attorneys, experts, advisors, agents, or representatives. Payment of all such costs, expenses, and fees, as approved by the Court, shall be paid only out of the Settlement Fund or the Opt-Out Fee and Expense Account. No disbursements shall be made from the Settlement Fund prior to the Effective Date of this Settlement Agreement except as described in paragraphs 36 and 37 above.
41.The distribution of the Settlement Fund shall be administered pursuant to a plan of allocation (the “Plan of Allocation”) proposed by Interim Co-Lead Counsel and subject to the approval of the District Court. USG shall have no participatory or approval rights with respect to the Plan of Allocation and the Court’s rejection of the Plan of Allocation shall not affect the validity or enforceability of this Settlement Agreement.
42.Releasors shall look solely to the Settlement Fund for settlement and satisfaction against the Releasees of all Released Claims and shall have no other recovery against USG or the Releasees.
43.USG will take no position on any application for fees and reimbursement of expenses made by Interim Co-Lead Counsel or by the Settlement Class Members or any application for class representatives’ incentive awards out of the Settlement Fund.

G.	Rescission
44.If the Court refuses to approve this Settlement Agreement or any material part hereof, or if such approval is modified or set aside on appeal, or if a final judgment order with the provisions generally described in Paragraph 28 is not entered, or if the Court enters the final judgment order and appellate review is sought and, on such review, such final judgment order is not affirmed, then USG and the Plaintiffs shall each, in their sole discretion, have the option to rescind this Settlement Agreement in its entirety (except as hereafter provided in this Paragraph) by written notice to the District Court and to counsel for the other Settling Party filed and served within ten (10) business days of the entry of an order not granting court approval or Final Approval or having the effect of disapproving or materially modifying the terms of the Settlement Agreement. A modification or reversal on appeal of any amount of the Settlement Fund that the Court authorizes to be used to pay Plaintiffs’ litigation expenses shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or such final judgment order.
45.If the Settlement or Settlement Agreement is rescinded for any reason, then the balance of the Settlement Amount in the Settlement Fund will be returned to USG. In the event that the Settlement Agreement is rescinded, the funds already expended from the Settlement Fund for the costs of notice and administration will not be returned to USG. Funds to cover notice and administration expenses that have been incurred but not yet paid from the Settlement Fund will also not be returned to USG.
46.If the Settlement or Settlement Agreement is rescinded for any valid reason before payment of claims to Settlement Class Members, then the Settling Parties will be restored to their respective positions in the Action as of the Execution Date. In that event, the Action will proceed as if this Settlement Agreement had never been executed and this Settlement Agreement, and representations made in conjunction with this Settlement Agreement, may not be used in the Action or otherwise for any purpose. USG and Plaintiffs expressly reserve all rights if the Settlement Agreement does not become effective or if it is rescinded by USG or the Plaintiffs pursuant to this Section G.
47.Opt-Out Termination: USG shall, in its sole discretion, have the option to terminate this Settlement Agreement upon the occurrence of one or more conditions relating to Opt-Out Purchasers, as set forth in the Confidential Side Letter executed between Interim Co-Lead Counsel and USG.
48.Within seven (7) calendar days after the end of the period to request exclusion from the Settlement Class established by the Court and set forth in the notice, Interim Co-Lead Counsel shall provide USG, through its counsel, with a written list of all Opt-Out Purchasers. Interim Co-Lead Counsel and USG will ascertain the Opt-Out Percentage. In the event that the Opt-Out Percentage is equal to or greater than the percentage set forth in the Confidential Side Letter, then USG shall have the right to withdraw from this Settlement Agreement by providing written notice to Interim Co-Lead Counsel within ten (10) calendar days after receipt of the list of Opt-Out

Purchasers or within five (5) business days after ascertaining with Plaintiffs the Opt-Out Percentage, whichever is later. Upon receipt of such notice, Interim Co-Lead Counsel shall, within seven (7) calendar days, provide USG with written notice of any challenge by Plaintiffs to such claim of entitlement to withdraw from this Settlement Agreement. In the event the parties are unable to agree upon the Opt-Out Percentage or USG’s right to withdraw from this Settlement Agreement under this Paragraph, they shall submit the issue to the Court adjudicating the Action. Plaintiffs may attempt to obtain final rescission of any decision by an Opt-Out Purchaser to request exclusion prior to USG invoking its rights under this Paragraph. Neither Plaintiffs nor USG shall solicit or advise potential members of the Settlement Class to request exclusion from the Settlement Class. USG will take no action to encourage opt outs or advise potential members of the Settlement Class to opt out of the Settlement Class. If contacted by potential members of the Settlement Class about opting out of the Settlement, USG will refer such potential members of the Settlement Class to Interim Co-Lead Counsel.
49.In no event shall the Court’s determination of the appropriate disposition of any funds to be deposited into the Opt-Out Fee and Expense Account be grounds for rescission.
50.USG’s right to terminate this Settlement Agreement and withdraw from this Settlement Agreement is a material term of this Settlement Agreement.
51. The parties agree to keep confidential the Confidential Side Letter and its terms and conditions contained therein from any documents filed with the Court. The Parties agree to submit the Confidential Side Letter to the Court in camera if requested unless ordered to file it, in which case it shall be filed under seal. In the event that the terms of the Confidential Side Letter are disclosed through no fault of USG, or are disclosed because required by law, USG shall have no liability for any damages resulting from such disclosure, and any such disclosure of the Confidential Side Letter shall have no effect on this Settlement.
52.USG reserves all of its legal rights and defenses with respect to any potential Opt-Out Purchaser.

H.	Cooperation
53.Depositions.     USG shall make available for depositions prior to December 31, 2014, at USG's expense, any two (2) current or former employees of USG requested by Plaintiffs. These depositions shall be subject to the existing Court orders, and/or to any future orders regarding numbers, types, or durations of depositions.
54.Interviews and Declarations/Affidavits. Upon reasonable notice by Plaintiffs’ Interim Co-Lead Counsel, USG agrees to provide interviews with four (4) current or former employees of USG prior to December 31, 2014. The total time for the interviews will not exceed three (3) days, with no one interview to extend beyond one (1) day. The interviews will take place in Chicago, Illinois on a date and at a time and place mutually agreed to by USG and Plaintiffs. Such witnesses will provide truthful information and shall cooperate in the preparation of truthful declarations and/or affidavits if requested in connection with summary judgment motions or class certification motions, and the preparation of such declarations and/or affidavits may continue beyond December 31, 2014.
55.Trial Testimony or Depositions. USG agrees to make available for testimony at trial, or for trial depositions, upon reasonable notice and reasonable request, at USG's expense, up to two (2) current or former officers or employees of USG, if any, who have knowledge regarding Plaintiffs’ claims as alleged in the Action.

56.Authentication of Documents. Further, upon request by Plaintiffs, USG will make one or more deposition or trial witnesses available either to provide a written declaration under Federal Rule of Evidence 902(11) or (provided Plaintiffs have been unsuccessful despite reasonable efforts to have the authenticity stipulated or otherwise established) to testify regarding the authenticity and “business records” qualifications of USG documents, and, to the extent possible, any documents produced by any of USG’s alleged co-conspirators. In addition, USG will make one or more deposition or trial witnesses available to Interim Co-Lead Counsel as necessary to explain USG’s sales data.
57. This cooperation shall be the same as provided to the Indirect Purchaser Class and is not intended to be cumulative (i.e. between Plaintiffs and Indirect Purchaser Class there will be no more than two (2) depositions, four (4) interviews totaling no more than three (3) days, and two (2) trial depositions). If for any reason the Settlement Agreement is not finally approved and Plaintiffs pursue a case against USG, Plaintiffs may not use any evidence or information obtained solely from the interviews provided by USG as part of the Settlement Agreement (as opposed to any other source) in their prosecution of USG.
58.If USG, despite its diligent and continued reasonable efforts, is unable to produce a requested witness, Plaintiffs may, following reasonable written notice to USG, in the case of former officers or employees, contact the witness independently, or, in the case of current or former officers or employees, seek to compel testimony from the witness through subpoenas or other legal means.

59.Depositions of cooperating witnesses shall be conducted pursuant to the Federal Rules of Civil Procedure, and shall be subject to the jurisdiction of the United States District Court for the Eastern District of Pennsylvania, regardless of the location at which the deposition takes place. Any depositions will take place on a date and at a place and time mutually agreed to by USG and Plaintiffs.
60.General Matters Regarding USG’s Cooperation – USG’s obligation to cooperate shall not be affected by the release set forth in this Settlement Agreement or the final judgment order with respect to USG. Unless this Settlement Agreement is rescinded, disapproved, or otherwise fails to take effect, the obligation to cooperate as set forth in this Section H shall continue until the date that final judgment has been entered in the Action against all Defendants.
61.USG acknowledges that the cooperation set forth in Section H of this Settlement Agreement is a material component of this Settlement and agrees to use its reasonable efforts to provide the cooperation specified in this Section.

I.	Most Favored Nations
62.If, in connection with a settlement of the Action between or among Defendants New NGC, Inc., American Gypsum Company LLC or Eagle Materials, Inc. (the “Other Settling Defendant(s)”), on the one hand, and the Settlement Class or any similarly situated class of direct purchaser plaintiffs represented by Interim Co-Lead Counsel (collectively the “Other Settlement Class”), on the other hand (an “Other Settlement”), such Other Settlement is more favorable (as defined in Paragraph 63(d)) to the Other Settling Defendant(s) than this Settlement is to USG, then the Settlement Amount will be reduced, and USG will receive a refund of the difference as determined pursuant to the terms of this Section I. Any refund due would be paid from the Settlement Fund established pursuant to this Settlement Agreement or from some other escrow account containing settlement funds received from another source if sufficient funds are not available in the Settlement Fund.
63.In determining whether an Other Settlement is more favorable than this Settlement, the Settling Parties agree as follows:

(a)
The Settling Parties shall determine the percentage equal to (i) the cash consideration paid by such Other Settling Defendant divided by (ii) the total dollar amount of Wallboard Purchased by the members of the Other Settlement Class from the Other Settling Defendant during the Measurement Period.

(b)
The Settling Parties shall determine the percentage equal to (i) the Settlement Amount paid to Settlement Class Members in the Settlement with USG (net of any reductions pursuant to Section E) divided by (ii) the total dollar amount of Wallboard Purchased by the Settlement Class Members from USG during the Measurement Period.

(c)	Purchases will be determined net of freight, rebates, and all discounts to the extent such information is available.

(d)
The Other Settlement is more favorable to the Other Settling Defendant than the Settlement is to USG if the Other Settling Defendant’s percentage determined pursuant to Paragraph 63(a) above is less than USG’s percentage determined pursuant to Paragraph 63(b) above.

64.If the Other Settlement is more favorable, then the Settlement Amount paid by USG will be reduced by the amount equal to (i) the total dollar amount of Wallboard Purchased by the Settlement Class members from USG during the Measurement Period multiplied by (ii) the difference between USG’s percentage determined pursuant to Paragraph 63(b) above and the lowest percentage for any Other Settling Defendant in any Other Settlement determined pursuant to Paragraph 63(a).
65.The Settlement Amount adjustment provisions of this Section I shall not apply to Other Settlements which are entered into:

(a)
with any Other Settling Defendant after that Other Settling Defendant has been awarded summary judgment, including partial summary judgment, in its favor, if that award of summary judgment substantially weakens the Settlement Class’s claims against that Other Settling Defendant;

(b)
after denial of class certification, or if the direct purchaser class that is certified for litigation purposes is materially smaller than the Settlement Class as measured by the total amount of Wallboard Purchased;

(c)	after trial;

(d)	with an Other Settling Defendant after it has filed for bankruptcy protection; or

(e)	after a material change in governing law, if that change in governing law substantially weakens the Settlement Class’s claims against an Other Settling Defendant.

66.This Most Favored Nation Clause shall cease to be applicable twenty-four (24) months from the Execution Date.

J.	Taxes
67.Interim Co-Lead Counsel shall be solely responsible for filing all informational and other tax returns necessary to report any net taxable income earned by the Settlement Fund and shall file all informational and other tax returns necessary to report any income earned by the Settlement Fund and shall be solely responsible for taking out of the Settlement Fund, as and when legally required, any tax payments, including interest and penalties due on income earned by the Settlement Fund. All taxes (including any interest and penalties) due with respect to the income earned by the Settlement Fund shall be paid from the Settlement Fund. USG shall have no responsibility to make any filings relating to the Settlement Fund and will have no responsibility to pay tax on any income earned by the Settlement Fund or to pay any taxes on the Settlement Fund unless the Settlement is not consummated and the Settlement Fund is returned to USG. In the event the Settlement is not consummated and final and any funds including interest or other income are returned to USG, USG shall be responsible for the payment of all taxes (including any interest or penalties), if any, on said interest or other income. USG makes no representations regarding, and shall not be responsible for, the tax consequences of any payments made pursuant to this Settlement Agreement to Interim Co-Lead Counsel or to any Settlement Class Member.

K.	Miscellaneous
68.This Settlement Agreement does not settle or compromise any claim by Plaintiffs or any other Settlement Class Member against (a) any Non-USG Defendant or (b) any alleged co-conspirator or other person or entity other than the Releasees. All rights of any Settlement Class Member against any Non-USG Defendant or an alleged co-conspirator or other person or entity other than the Releasees are specifically reserved by Plaintiffs and the other Settlement Class Members.
69.Nothing in this Settlement Agreement prohibits Plaintiffs from asserting that the monetary amount of USG’s sales to customers that purchased Wallboard in the United States shall remain in the Action as a basis for damage calculations against the Non-USG Defendants and shall be part of any joint and several liability imposed against the Non-USG Defendants, provided, however, that any amounts paid by USG in this Settlement shall be credited against any judgment as determined by the Court as a matter of governing law. USG warrants that it has not signed any agreement that removes its share of sales of Wallboard to customers as a basis for Plaintiffs’ claims for damages in this case against the Non-USG Defendants.
70.This Settlement Agreement constitutes the entire agreement among Plaintiffs and USG pertaining to the Settlement of the Action against USG. This Settlement Agreement may be modified or amended only by a writing executed by Plaintiffs and USG.

71.Neither this Settlement Agreement nor any negotiations or proceedings connected with it shall be deemed or construed to be an admission by any party or any Releasee of any wrongdoing or liability or evidence of any violation by USG of any federal or state statute or law either in the Action or in any related action or proceedings, and evidence thereof shall not be discoverable or used, directly or indirectly, in any way, except in a proceeding to interpret or enforce this Settlement Agreement. This Settlement Agreement represents the settlement of disputed claims and does not constitute, nor shall it be construed as, an admission of the correctness of any position asserted by any party, or an admission of liability or of any wrongdoing by any party, or as an admission of any strengths or weaknesses of the Plaintiffs’ claims or USG’s defenses. USG specifically denies any wrongdoing or liability by any of the Releasees.
72.Any delay in the completion of a settlement between USG and the Indirect Purchaser Plaintiffs shall not form the basis of any delay in finalizing the Settlement Agreement, nor shall the inability of USG to complete a settlement with the Indirect Purchaser Class serve as an impediment to finalizing the Settlement Agreement, seeking preliminary approval of the Settlement Agreement, or seeking Final Approval of the Settlement Agreement.
73.This Settlement Agreement may be executed in counterparts by Plaintiffs and USG, and a facsimile or pdf signature shall be deemed an original signature for purposes of executing this Settlement Agreement.
74.Neither Plaintiffs nor USG shall be considered the drafter of this Settlement Agreement or any of its provisions for the purpose of any statute, the common law, or rule of interpretation that would or might cause any provision of this Settlement Agreement to be construed against the drafter.

75.The provisions of this Settlement Agreement shall, where possible, be interpreted in a manner to sustain their legality and enforceability.
76.The Court shall retain jurisdiction over the implementation and enforcement of this Settlement Agreement and the Settlement.
77.Any disputes between USG and Interim Co-Lead Counsel concerning this Settlement Agreement shall, if they cannot be resolved by the parties, be submitted to the United States District Court for the Eastern District of Pennsylvania.
78.This Settlement Agreement shall be governed and interpreted according to the substantive laws of the Commonwealth of Pennsylvania, without regard to its choice of law or conflict of law principles.
79.Each party acknowledges that he, she or it has been and is being fully advised by competent legal counsel of such party’s own choice and fully understands the terms and conditions of this Settlement Agreement, and the meaning and import thereof, and that such party’s execution of this Settlement Agreement is with the advice of such party’s counsel and of such party’s own free will. Each party represents and warrants that it has sufficient information regarding the transaction and the other parties to reach an informed decision and has, independently and without relying upon the other parties, and based on such information as it has deemed appropriate, made its own decision to enter into this Settlement Agreement and was not fraudulently or otherwise wrongfully induced to enter into this Settlement Agreement.
80.Each of the undersigned attorneys represents that he or she is fully authorized to enter into the terms and conditions of, and to execute, this Settlement Agreement.

/s/ H. Laddie Montague, Jr.
H. Laddie Montague, Jr.
Ruthanne Gordon
Michael C. Dell’Angelo
Candice J. Enders
BERGER & MONTAGUE, P.C.
1622 Locust Street
Philadelphia, PA 19103
Tel: (215) 875-3000
Email: hlmontague@bm.net
rgordon@bm.net
mdellangelo@bm.net
cenders@bm.net

/s/ Kit A. Pierson
Kit A. Pierson
Brent W. Johnson
David A. Young
COHEN MILSTEIN
SELLERS & TOLL PLLC
1100 New York Ave., NW, Suite 500
Washington, DC 20005
Tel: (202) 408-4600
Email: kpierson@cohenmilstein.com
bjohnson@cohenmilstein.com
dyoung@cohenmilstein.com

/s/ Eugene A. Spector
Eugene A. Spector
Jeffrey J. Corrigan
Rachel E. Kopp
Jeffrey L. Spector
SPECTOR ROSEMAN
KODROFF & WILLIS, P.C.
1818 Market Street, Suite 2500
Philadelphia, PA 19103
Tel: (215) 496-0300
Email: espector@srkw-law.com
jcorrigan@srkw-law.com
rkopp@srkw-law.com
jspector@srkw-law.com

Interim Co-Lead Counsel for the Direct Purchaser Plaintiffs

/s/ Lester C. Houtz
BARTLIT BECK HERMAN
PALENCHAR & SCOTT LLP
Philip S. Beck
Rebecca Weinstein Bacon
James B. Heaton III
Sharon R. Yecies
54 West Hubbard Street, Suite 300
Chicago, IL 60654
Tel: (312) 494-4400
Email: philip.beck@bartlit-beck.com
rweinstein.bacon@bartlit-beck.com
jb.heaton@bartlit-beck.com
sharon.yecies@bartlit-beck.com

BARTLIT BECK HERMAN
PALENCHAR & SCOTT LLP
Lester C. Houtz
Karma M. Giulianelli
Sundeep K. (Rob) Addy
1899 Wynkoop Street, Suite 800
Denver, CO 80202
Tel: (303) 592-3100
Email: lester.houtz@bartlit-beck.com
karma.giulianelli@bartlit-beck.com
rob.addy@bartlit-beck.com

On behalf of USG Corporation, United States Gypsum Company and L&W Supply Corporation

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